UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On December 21, 2023, Paragon Technologies, Inc. issued a statement relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Issues Statement to the Stockholders of Ocean Power Technologies. Reminds Stockholders to Vote ONLY the Blue Proxy Card.

EASTON, PA – December 21, 2023

Expresses Serious Concerns About OPT’s alarming financial and Stock Price Underperformance Under the Current Board and CEO.

Believes that the Board and CEO Are Misleading Shareholders by Making Positive Statements About the Future of Ocean Power While the Company Appears Likely to Run Out of Capital in 2024

Believes Ocean Power Could be Worth +$3 a Share, or 10x Return with an Improved Operating Cost Structure, Disciplined Capital Allocation, and Focus on Marine Advance Robotics

Expresses Grave Concerns that the Board’s Actions to Insulate their Board Seats and Deny Shareholders the Right to Vote for Outside Qualified Directors Has Cost Ocean Power Millions of Dollars and Puts OPT at Risk in 2024

Paragon Technologies, Inc. (“Paragon”), a diversified holding company owning approximately 4.9% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American: OPTT), (“Company”) (“OPT”), issued the following statement to the stockholders of Ocean Power Technologies:

Dear Ocean Power Technologies Stockholder:

We are writing to our fellow stockholders today because we believe that OPT’s board of directors (the "Board") is not acting with the sort of urgency required to address the Company's dire situation.

OPT’s performance under the current management team speaks for itself.

Since April 30, 2021, around the time OPT added new Board members and appointed Philip Stratmann as CEO, OPT’s share price has declined by nearly 90%.

These dismal returns speak not to the potential of OPT’s business but to what we believe is the incompetence of its CEO Philip Stratmann and the non-existent oversight provided by the Board.

OPT’s business potential is a great one. Under the right cost structure and focus, the Company could generate profitability and we believe the stock should trade for +$3 a share versus $0.35 a share today.

What stands in the way of realizing that profitability and subsequent stockholder returns is leadership.

This Board has refused to acknowledge the dismal financial performance and provide any oversight allowing CEO Stratmann to continue touting an optimistic future for the Company while the Company’s balance sheet and stock price get decimated.

The Board allows the Company to issue vague and misleading press releases touting expected profitability in 2025 in one instance and expected cash flow positive in another release while OPT continues to report growing losses and expenses.

In addition to capital allocation mistakes, Mr. Stratmann has created an extravagantly bloated expense structure as we noted in our public letter to the Company.

On multiple occasions, we gave the Company very clear guidance as to what to do – significantly reduce expenses and overhead, implement a disciplined capital approach, and focus on the profitable core business of Marine Advanced Robotics that we believe can become more profitable and revalue the stock.

Following our letter, OPT’s Board instead took self-serving entrenchment actions to ensure Paragon’s highly qualified candidates or any other constructively critical shareholders from standing for election or allowing them to acquire more shares. Instead of facilitating a fair election, they rigged the rules of the game. Those actions have cost OPT millions of dollars in legal and advisory fees that could have been avoided if the Board simply acted honestly and with the best intentions for all OPT shareholders.

In our subsequent communications with the Board, the Chairman of the Board disregarded Paragon’s ownership of nearly 5% as material to warrant an equal voice on the Board, offered unmitigated support for the Company’s strategy, which is astonishing given the track record to date. We have noted on multiple occasions that all OPT directors and executives, collectively, own less than 1% of the shares of OPT until when they recently took another shareholder unfriendly action when they again granted themselves hundreds of thousands of shares while the Company continues to report worsening losses.

Today, the Company makes vague and opaque statements about expense reductions and future profitability without offering any transparency to shareholders. That these purported changes, which were obvious to stockholders for many years, did not occur sooner reflects the Board's disregard for shareholders and continued support of Mr. Stratmann’s failed vision.

Given the Company's very depressed share price, we would expect Chairman Terrance Cryan to show some urgency. To date, we have not seen evidence of leadership from Mr. Cryan in making the relevant course correction needed here.

We urge Mr. Cryan and his fellow Board members to take their fiduciary responsibilities to OPT’s stockholders seriously.

To show that they do, they must take the following steps:

1) Stop spending millions of dollars protecting their board seats and instead work with Paragon on behalf of ALL OPT shareholders. Their actions thus far have irreparably harmed the Company.

2) Reduce operating expenditures to below $9m a year and focus of the business on Marine Advance Robotics. There should be no need to do any dilutive financing if the company reduces operating expenditures accordingly.

3) Replace three existing OPT directors with three Paragon director nominees who have the proven track record of restructuring and growing non-performing business. Under the supervision of Paragon’s current Board, Paragon’s share price has advanced by over 800% in five years. Our experience has shown that the most constructive and productive Boards must first disagree to develop an accountable and successful business strategy.

5) Eliminate the stockholder unfriendly poison pill.

If the Board starts to re-position the Company accordingly, we believe OPT will be a +$3 stock in short order.

We do not want to continue a costly proxy battle to further distract and embarrass this Board and drain this Company of capital. However, if we cannot work constructively with the Board to make these obvious changes, we will not hesitate to take further action to put forward our own slate of candidates.

This Board will ultimately be forced to respond to stockholders -- either by taking decisive actions today or through legal proceedings at a later date.

We urge our fellow stockholders to hold this Board accountable for their lackadaisical approach to date. Please ONLY vote the BLUE proxy card from Paragon.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?” Whether OPT may lawfully disregard Paragon’s director nominees is an issue that Paragon expects will be resolved by the Delaware courts.

By voting on Paragon’s BLUE universal proxy card, you can send a message to OPT that you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon’s nominees.

____________

Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,797,647 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.